SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. _1_)*

                          CARDIAC PATHWAYS CORPORATION
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   141408 10 4
                    -----------------------------------------
                                 (CUSIP Number)

                              Nancy McCroskey, CFO
                         Institutional Venture Partners
                           3000 Sand Hill Road, 2-290
                          Menlo Park, California 94025
                                 (415) 854-0132
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 19, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 2 of  19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Institutional Venture Partners VII, L.P. ("IVP VII")
                     94-3244086
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [  ]     (b )  [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED VOTING POWER
               NUMBER                             400,000 shares,  of which 380,000 shares are directly owned by  Institutional
                 OF                               Venture  Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
               SHARES                             Founders Fund I ("FFI") and 6,000 shares are directly owned by  Institutional
             BENEFICIALLY                         Venture  Management  VII ("IVM VII").  IVM VII is the general  partner of IVP
            OWNED BY EACH                         VII.
               PERSON
                WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           400,000 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             400,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            4.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 3 of  19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Institutional Venture Management VII, L.P. ("IVM VII")
                     94-3244085
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [  ]     (b )  [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED VOTING POWER
               NUMBER                             400,000 shares,  of which 380,000 shares are directly owned by  Institutional
                 OF                               Venture  Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
               SHARES                             Founders Fund I ("FFI") and 6,000 shares are directly owned by  Institutional
             BENEFICIALLY                         Venture  Management  VII ("IVM VII").  IVM VII is the general  partner of IVP
            OWNED BY EACH                         VII.
               PERSON
                WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           400,000 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             400,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
             4.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 4 of  19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    IVP Founders Fund I, L.P. ("FFI")
                     94-3231480
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [  ]     (b )  [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED VOTING POWER
               NUMBER                             400,000 shares,  of which 380,000 shares are directly owned by  Institutional
                 OF                               Venture  Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
               SHARES                             Founders Fund I ("FFI") and 6,000 shares are directly owned by  Institutional
             BENEFICIALLY                         Venture  Management  VII ("IVM VII").  IVM VII is the general  partner of IVP
            OWNED BY EACH                         VII.
               PERSON
                WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           400,000 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             400,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            4.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 5 of  19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Institutional Venture Partners V, L.P. ("IVP V")
                     94-3139438
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [  ]     (b )  [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                425,539 shares,  of which 418,696 shares are directly owned by  Institutional
              SHARES                              Venture  Partners  V  ("IVP  V") and  6,843  shares  are  directly  owned  by
            BENEFICIALLY                          Institutional Venture Management V ("IVM V"). IVM V is the general partner of
           OWNED BY EACH                          IVP V.
              PERSON
               WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           425,539 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              425,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
             4.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 6 of  19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Institutional Venture Management V, L.P. ("IVM V")
                     94-3139437
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [  ]     (b )  [ X ]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                425,539 shares,  of which 418,696 shares are directly owned by  Institutional
              SHARES                              Venture  Partners  V  ("IVP  V") and  6,843  shares  are  directly  owned  by
            BENEFICIALLY                          Institutional Venture Management V ("IVM V"). IVM V is the general partner of
           OWNED BY EACH                          IVP V.
              PERSON
               WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           425,539 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              425,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            4.5%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 7 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Samuel D. Colella ("SDC")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                  2,000 shares
                                        --------- ----------------------------------------------------------------------------
               NUMBER                      8      SHARED VOTING POWER
                 OF                               827,539 shares,  of which 380,000 shares are directly owned by Institutional
               SHARES                             Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
             BENEFICIALLY                         Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
            OWNED BY EACH                         Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
               PERSON                             VII. Also includes  418,696 shares directly owned by  Institutional  Venture
                WITH                              Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
                                                  Venture  Management V "(IVM V"). SDC is a general partner of IVM VII and IVM
                                                  V. Also includes  2,000 shares held by the Colella  Family  Partnership,  of which SDC is a general partner.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                            2,000 shares
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                  827,539 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             829,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
             8.8%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 8 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Reid W. Dennis ("RWD")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                825,539 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII. Also includes  418,696 shares directly owned by  Institutional  Venture
               WITH                               Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
                                                  Venture  Management V "(IVM V"). RWD is a general partner of IVM VII and IVM
                                                  V.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            825,539 shares(see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                825,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            8.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 9 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Mary Jane Elmore ("MJE")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED VOTING POWER
              NUMBER                              825,539 shares,  of which 380,000 shares are directly owned by Institutional
                OF                                Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
              SHARES                              Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
            BENEFICIALLY                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
           OWNED BY EACH                          VII. Also includes  418,696 shares directly owned by  Institutional  Venture
              PERSON                              Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
               WITH                               Venture  Management V "(IVM V"). RWD is a general partner of IVM VII and IVM
                                                  V.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            825,539 shares(see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                825,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
             8.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 10 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Norman A. Fogelsong ("NAF")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                825,539 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII. Also includes  418,696 shares directly owned by  Institutional  Venture
               WITH                               Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
                                                  Venture  Management V "(IVM V"). RWD is a general partner of IVM VII and IVM
                                                  V.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            825,539 shares(see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                825,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            8.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 11 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Ruthann Quindlen ("RAQ")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                             -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                400,000 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII.
               WITH                     --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           400,000 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             400,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            4.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 12 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     L. James Strand "(LJS")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            1,000 shares
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                400,000 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII.
               WITH                     --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       1,000 shares
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           400,000 shares (see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             401,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [  ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            4.2%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 13 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     T. Peter Thomas ("TPT")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                825,539 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII. Also includes  418,696 shares directly owned by  Institutional  Venture
               WITH                               Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
                                                  Venture  Management V "(IVM V"). RWD is a general partner of IVM VII and IVM
                                                  V.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            825,539 shares(see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                825,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
            8.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  141408 10 4                                           13D        Page 14 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Geoffrey Y. Yang ("GYY")
                    ###-##-####
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a) [   ]    (b) [ X ]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                                            -0-
                                        --------- ----------------------------------------------------------------------------
              NUMBER                       8      SHARED VOTING POWER
                OF                                825,539 shares,  of which 380,000 shares are directly owned by Institutional
              SHARES                              Venture Partners VII ("IVP VII") and 14,000 shares are directly owned by IVP
            BENEFICIALLY                          Founders Fund I ("FFI") and 6,000 shares are directly owned by Institutional
           OWNED BY EACH                          Venture  Management VII ("IVM VII").  IVM VII is the general  partner of IVP
              PERSON                              VII. Also includes  418,696 shares directly owned by  Institutional  Venture
               WITH                               Partners  V ("IVP  V") and  6,843  shares  directly  owned by  Institutional
                                                  Venture  Management V "(IVM V"). RWD is a general partner of IVM VII and IVM
                                                  V.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER                                       -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                            825,539 shares(see response to Item 8)
----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                825,539 shares
----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                                                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
             8.7%
----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------------------------------------                 --------------------------------------------------

                                                             Page 15 of 19 Pages
Item 1:  Security and Issuer

(a)      Issuer:                     Cardiac Pathways Corporation ("The Issuer")

(b)      Address of Principal        995 Benecia Avenue
         Executive Office:           Sunnyvale, CA  94086

(c)      Title of Class of           Common Stock
         Securities:

(d)      CUSIP Number:               141408 10 4


Item 2:  Identity and Background
(a)      Name of Persons Filing:     Institutional Venture Partners VII ("IVP VII")
                                     Institutional Venture Management VII ("IVM VII")
                                     IVP Founders Fund I ("FFI")
                                     Institutional Venture Partners V ("IVP V")
                                     Institutional  Venture Management V ("IVM V")
                                     Samuel D. Colella ("SDC")
                                     Reid W. Dennis ("RWD")
                                     Mary Jane Elmore ("MJE")
                                     Norman A. Fogelsong ("NAF")
                                     Ruthann Quindlen ("RAQ")
                                     L. James Strand ("LJS")
                                     T. Peter Thomas ("TPT")
                                     Geoffrey Y. Yang ("GYY")

(b)      Principal Business Address: 3000 Sand Hill Road
                                     Building 2, Suite 290
                                     Menlo   Park,    California
                                     94025

 (c)     Principal Business/Principal/Name of Employer:

         Entities
         IVP VII and IVP V:          Venture Capital Fund
         IVM VII:                    Venture  Capital  Fund and  General Partner
                                     of IVP VII
         IVM V:                      Venture Capital  Fund  and  General Partner
                                     of IVP V
         FFI:                        Venture Capital Fund

         Individuals
         SDC, RWD, MJE, NAF, TPT,
         GYY:                        Venture Capitalist and  General Partner  of
                                     IVM VII & IVM V
         RAQ, LJS:                   Venture Capitalist and  General  Partner of
                                     IVM VII

(d)      Criminal convictions:       None

(e)      Civil Adjudication of
        Violation of Securities Laws:None

(f)      Citizenship/Place of Organization:

         Entities
         IVP VII, IVM VII, FFI,
         IVP V, IVM V:               California

         Individuals
         SDC, RWD, MJE, NAF, RAQ,
         LJS, TPT, GYY:              United States

                                                             Page 16 of 19 Pages

Item 3:  Source and Amount of Funds or Other Consideration
Date         Type of transaction            Purchaser         # Shares          $ Amount         Source of Funds
----         -------------------            ---------         --------          --------         ---------------
                                                              (post-IPO split)
IVP VII/IVM VII/FFI:
4/16-4/24/97      Open Market Purchases     IVP/IVM/FFI       297,000           $2,080,188       IVP VII/IVM VII/FFI
                                                                                                   Inv. Cap.
4/25-5/1/97       Open Market Purchases     IVP/IVM/FFI        45,000           $  298,750       IVP VII/IVM VII/FFI
                                                                                                   Inv. Cap.
6/19/97           Open Market Purchases     IVP/IVM/FFI        58,000           $  442,250       IVP VII/IVM VII/FFI
                                                                                                   Inv. Cap.

IVP V/IVM V:
8/21/92      Series C Preferred from Issuer IVP V             328,333           $1,970,000       IVP V Investment Cap.
8/21/92      Series C Preferred from Issuer IVM V               5,000           $   30,000       IVM V Investment Cap.
10/29/93     Series D Preferred from Issuer IVP V              84,483           $  735,005       IVP V Investment Cap.
10/29/93     Series D Preferred from Issuer IVM V               1,723           $   14,993       IVM V Investment Cap.
6/13/95      Series F Preferred from Issuer IVP V               5,880           $   88,200       IVP V Investment Cap.
6/13/95      Series F Preferred from Issuer IVM V                 120           $    1,800       IVM V Investment Cap.

SDC:
6/13/96      Open Market Purchase (IPO)     SDC                 2,000           $   38,000       SDC investment capital
6/13/96      Open Market Purchase (IPO)     SDC                 2,000           $   38,000       SDC Family Ptrs Inv Cap

LJS:
11/18/96     Open Market Purchase           LJS                 1,000           $   10,750       Retirement plan fbo LJS


                                                             Page 17 of 19 Pages

Item 4:  Purpose of Transaction

The purpose of the purchases and acquisitions reported in Item 3 was investment. The Reporting Persons set forth in Item 2 hold a significant percentage of the Common Stock of Issuer, and, as stockholders, collectively have a voice in the formulation of Issuer's policy and business strategy. All Reporting Persons may make additional purchases of Common Stock, may sell some or all of the shares of Common Stock they currently own, or may distribute some or all of such stock to their respective partners, depending on their evaluation of the Issuer's business prospects and financial position, the market for such stock, general business and stock market conditions and other factors.

None of the Reporting Persons set forth in Item 2 has any plan or proposal relating to, or which would result in, any event described in (a) - (j) of the instructions to this Item 4.

Item 5:  Interest in Securities of the Issuer

(a) - (b)  Ownership:                                  See cover sheets above

(c)          Recent transactions:                      See Item 3 above

d)           Certain  rights:                          Under             certain
VII',                                                  circumstances  set  forth
                                                       in IVP VII's,  IVM FFI's,
                                                       IVP  V's,   and  IVM  V's
                                                       Limited       Partnership
                                                       Agreements,  the  General
                                                       Partners    and   Limited
                                                       Partners  of each of such
                                                       funds  have the  right to
                                                       receive  dividends  from,
or                                                     proceeds  from  the  sale
                                                       of, the  Common  Stock of
owned                                                  Issuer by each such fund.

(e)          Ownership below five percent (5%):        n/a

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

To the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7:  Exhibits

Exhibit A:        Joint Filing Statement

                                                             Page 18 of 19 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             June 20, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

--------------------------------            --------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------            --------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

--------------------------------
Samuel D. Colella, General Partner

--------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang

                                                             Page 19 of 19 Pages

                        Exhibit A: Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Date:             June 20, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

--------------------------------            --------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------            --------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

--------------------------------
Samuel D. Colella, General Partner

--------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang